Exhibit 77Q(1)(e)

On February 26, 2013, the Board of Trustees of the Fund approved an Expense Limitation Agreement with respect to two new share classes of the Fund: the Advisor Class Shares and Investor Class Shares. The Expense Limitation Agreement is incorporated by reference to the Registrant's Registration Statement filed with the SEC on April 19, 2013 (SEC Accession No. 0001193125-13-161101).